Certain identified information has been omitted because the omitted information is (i) not material and (ii) would likely cause competitive harm to OncoCyte Corporation if publicly disclosed. Omitted portions of this exhibit are marked [**].

Final Form

MINORITY HOLDER STOCK PURCHASE AGREEMENT

THIS MINORITY HOLDER STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September [●], 2019, by and between (i) OncoCyte Corporation, a California corporation (“Buyer”), and (ii) the individual named as the Minority Holder on the signature page hereto (the “Minority Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the SSPA (as defined below).

WHEREAS, the Minority Holder owns shares of common stock, par value $0.0001 per share (“Common Stock”), of Razor Genomics Inc., a Delaware corporation (the “Company”), and/or owns options to purchase shares of Common Stock (“Company Options”), as set forth on Exhibit A hereto;

WHEREAS, on September 4, 2019, Buyer, the Company and Encore Clinical, Inc., a Delaware corporation (“Parent”), entered into to that certain Subscription and Stock Purchase Agreement (the “SSPA”), a copy of which has been provided to the Minority Holder, pursuant to which (i) the Company agreed to purchase and redeem from Parent, and Parent agreed to sell and transfer to the Company, at the initial closing thereunder (the “Initial Closing”) 664,935 shares of the Common Stock (the “Redemption Shares”), constituting approximately 14.29% of the issued and outstanding equity securities of the Company on a fully-diluted basis prior to giving effect to the Redemption or the Subscription, at an aggregate redemption price of $5,000,000 (the “Redemption”), (ii) the Company agreed to issue and sell to Buyer, and Buyer agreed to subscribe and purchase from the Company, at the Initial Closing 1,329,870 shares (the “Subscribed Shares”) of newly created Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Stock”), which will constitute twenty-five percent (25%) of the issued and outstanding equity interests on a fully-diluted basis of the Company after giving effect to the Redemption, at an aggregate purchase price of $10,000,000 (the “Subscription”), and (iii) after the Initial Closing, at such times and subject to such conditions as set forth in the SSPA, including the exercise of Buyer’s purchase option thereunder, Parent agreed to sell and transfer to Buyer, and Buyer agreed to purchase and acquire from Parent, the remaining shares of Common Stock owned by Parent (the consummation of such transaction, the “Second Closing”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Minority Holder desires (i) to acknowledge and consent to the transactions contemplated by the SSPA and the Ancillary Documents and waive certain claims in connection therewith, (ii) if such Minority Holder holds any Company Options, to exercise its Company Options upon the consummation of the transactions contemplated by this Agreement, and (iii) to sell and transfer to Buyer, and Buyer desires to purchase and acquire from the Minority Holder, the equity interests of the Company owned by the Minority Holder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
ACKNOWLEDGEMENT, CONSENT AND WAIVER

1.1 Acknowledgement. The Minority Holder hereby acknowledges that it has received a copy of the SSPA and has had the opportunity to ask and receive answers from the Company and Buyer to any questions concerning this Agreement and the transactions contemplated hereby and the SSPA and the Ancillary Documents and the transactions contemplated thereby. The Minority Holder hereby acknowledges that Parent, which owns a majority of the issued and outstanding shares of the Company, and which is owned by two of the officers and directors of the Company, will be treated differently from other shareholders of the Company under the SSPA and the Ancillary Documents, including (i) having a portion of Parent’s shares redeemed in the Redemption at the Initial Closing at a price per share higher than that to be paid at the Minority Holder Closing to the Minority Holder for the Minority Holder Shares (as defined below) hereunder, (ii) Parent receiving compensation from Buyer, initially in the amount of $500,000 per year, pursuant to a consulting agreement to be entered into by Buyer and Parent in connection with the Development Agreement and the License Agreement, (iii) Parent receiving a milestone cash payment of $1,000,000 at the Initial Closing and having the ability to receive additional milestone payments of $4,000,000 in cash after the Initial Closing pursuant to the Development Agreement, (iv) Parent being entitled under the Development Agreement to receive a portion of any funding provided by a third party pharmaceutical company to the Company or Buyer for the Clinical Trial, and (v) Parent continuing to receive certain payments for services provided in support of the Company’s CLIA laboratory under the Laboratory Agreement between the Company and Parent, which payment obligations for periods after the Initial Closing (other than certain existing obligations) will be made by Buyer, none of which rights under clauses (i) through (v) above will be available to the Minority Holders.

1.2 Consent and Waiver. The Minority Holder hereby consents to the terms and conditions of, and the transactions contemplated by, the SSPA and the Ancillary Documents for all purposes, and irrevocably waives and releases any potential rights, claims or Actions (whether under this Agreement, the Company’s Governing Documents, applicable Law or otherwise) with respect thereto, including (i) any rights (whether under the Company’s Governing Documents, applicable Law or otherwise) to equal pro rata treatment based on its ownership of Company Common Stock (or Company Options exercisable for Company Common Stock), and (ii) any rights, claims or Actions in connection with the disparate treatment among the Company’s shareholders and the additional or different compensation or payments or rights that may be available to Parent or its equity holders or the officers or directors of the Company in connection therewith.

ARTICLE II.
PURCHASE AND SALE

2.1 Optionholder. If the Second Closing Purchase Option is exercised by Buyer in accordance with the terms of the SSPA, Buyer will provide written notice thereof to the Minority Holder, and, if the Minority Holder owns any Company Options, the Minority Holder agrees to, in accordance with the plan documents for the Company Option and/or its agreement with the Company with respect to such Company Option, prior to the Minority Holder Closing: (a) for any Company Option that has vested and is in-the-money, exercise the Company Option and sell to Buyer at the Minority Holder Closing pursuant to the terms of Section 2.2 the shares of Common Stock to be issued to the Minority Holder upon the exercise thereof as part of the Minority Holder Shares; and (b) for any Company Option that has not vested or is out-of-the-money, cancel and retire such Company Option at the Minority Holder Closing.

2.2 Minority Purchase. If the Second Closing Purchase Option is exercised by Buyer in accordance with the terms of the SSPA, Buyer will provide written notice thereof to the Minority Holder, and subject to the terms and conditions set forth in this Agreement, at the Minority Holder Closing the Minority Holder will sell, transfer, assign, convey and deliver to Buyer, free and clear of any and all Liens, and Buyer will purchase and accept from the Minority Holder, all of the issued and outstanding equity interest of the Company owned by the Minority Holder (including after giving effect to Section 2.1) (the “Minority Holder Shares”), for an aggregate purchase price equal to (the “Purchase Price”) (a) Fifteen Million U.S. Dollars ($15,000,000) multiplied by (b) a fraction, expressed as a percentage, equal to (i) the number of Minority Holder Shares, divided by (ii) the total number of Purchased Shares under the SSPA (such fraction, the Minority Holder’s “Pro Rata Share”). The Minority Holder hereby acknowledges and agrees that Buyer has no obligation under this Agreement to exercise the Second Closing Purchase Option or to consummate the Second Closing under the SSPA.

2.3 Payment of Purchase Price. If the Second Closing Purchase Option is exercised by Buyer, at the Minority Holder Closing, Buyer shall pay to the Minority Holder the Purchase Price as follows:

(a) amount in cash equal to the product of (i) Ten Million U.S. Dollars ($10,000,000), multiplied by (ii) the Minority Holder’s Pro Rata Share (the “Cash Payment”), by wire transfer in immediately available funds to the bank account that is designated by the Minority Holder on Exhibit B (or such other bank account as the Minority Holder may designate in writing after the date of this Agreement); and

(b) a number of shares of Buyer Common Stock equal in value to the product of (i) Five Million U.S. Dollars ($5,000,000), multiplied by (ii) the Minority Holder’s Pro Rata Share, with each such share of Buyer Common Stock valued at the Buyer Common Stock Price as of the Second Closing Date (such shares of Buyer Common Stock, the “Minority Holder Buyer Shares”);

provided, that (i) if Buyer would be required by Section 2.3(b) (and the applicable provisions of the SSPA and the other Minority Holder Purchase Agreements, together with any shares of Buyer Common Stock issuable to Company Holders under or in connection with the Development Agreement) to issue to the Company Holders more than 19.99% of the issued and outstanding shares of Buyer Common Stock or the outstanding voting power of Buyer, in either case as of the date of the SSPA prior to giving effect to such issuance, or if such issuance would otherwise require the approval of Buyer’s stockholders pursuant to the rules and regulations of the NYSE American or other applicable law, regulation or rule, then Buyer, at its sole election, may deliver additional cash in lieu of shares of Buyer Common Stock to the extent that such cash delivery avoids such Buyer Common Stock issuance exceeding such 19.99% threshold or otherwise requiring Buyer shareholder approval; and (ii) no fractional shares of Buyer Common Stock will be issued by Buyer and any fractional numbers will be rounded down to the nearest whole share and any fractional amount will instead be added to the amount of cash paid pursuant to subsection (a).

2.4 Rights to Certain Payments under the Development Agreement and the License Agreement. The parties hereby acknowledge that the Minority Holder will be entitled to receive a pro rata portion (based on (i) prior to the Second Closing, the shares of the Company owned by the Minority Holder at such time as percentage of the Company’s outstanding equity on a fully-diluted basis and (ii) at or after the Second Closing, the Minority Holder’s Pro Rata Share) of (a) the quarterly royalty payments based on Net Cash Revenues (as defined in the License Agreement) under Section 4(e) of the License Agreement and (b) the milestone payment of additional shares of Buyer Common Stock based on completion of enrollment in the Clinical Trial for the full number of patients thereunder under Section 6.4 of the Development Agreement. Notwithstanding the foregoing, the Minority Holder hereby acknowledges that it is not a party under the Development Agreement or the License Agreement and will not have rights as a party thereunder, including any rights to dispute the amount of the Net Cash Revenues or the aggregate royalty payments under the License Agreement or whether the milestone in Section 6.4 of the Development Agreement has been achieved or the amount of the applicable Buyer Common Stock Price, that any such determinations will be made by the parties thereto, including Parent, and the Minority Holder will receive the applicable payments based on the amounts as determined by Parent and if and at such time as when such payments are made to Parent.

ARTICLE III.
MINORITY HOLDER CLOSING; CLOSING CONDITIONS

3.1 Minority Holder Closing. If the Second Closing Purchase Option is exercised by Buyer, subject to the satisfaction or waiver of the conditions set forth in Sections 3.2 and 3.2 below, the closing of the purchase and sale of the Minority Holder Shares (the “Minority Holder Closing”) shall take place simultaneously with the consummation of the Second Closing under the SSPA at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, or at such other place as the parties may mutually agree. The Minority Holder Closing may take place by conference call, telecopy and email with exchange of original signatures by overnight mail. The Minority Holder Closing shall be deemed effective for all purposes simultaneously with the Second Closing. The date on which the Minority Holder Closing occurs will be referred to as the “Minority Holder Closing Date”

3.2 Buyer Conditions to Minority Holder Closing. The obligations of Buyer to consummate the Minority Holder Closing is subject to the satisfaction or written waiver by Buyer where permissible of the following conditions:

(a) the Second Closing (as defined in the SSPA) shall have occurred simultaneously with the Minority Holder Closing;

(b) all of the representations and warranties of the Minority Holder set forth in this Agreement and in any certificate delivered by or on behalf of the Minority Holder pursuant hereto will be true and correct in all material respects on and as of the Minority Holder Closing Date as if made on the Minority Holder Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date);

(c) the Minority Holder has performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Minority Holder Closing Date; and

(d) the Minority Holder shall have delivered or caused to be delivered to Buyer:

(i) a certificates or certificates representing the Minority Holder Shares, duly endorsed or accompanied by powers duly executed and in a form acceptable to Buyer necessary to transfer the Minority Holder Shares to Buyer on the books and records of the Company;

(ii) a completed and duly executed IRS Form W-9 or W-8BEN, as applicable;

(iii) a certificate, dated as of the Minority Holder Closing Date, signed by the Minority Holder, certifying that each of the conditions specified in Sections 3.2(b) and 3.2(c) has been satisfied; and

(iv) such other documents and instruments as may be required to be delivered by the Minority Holder to Buyer at or prior to the Minority Holder Closing by any other provision of this Agreement or as may reasonably be required to transfer the Minority Holder Shares to Buyer or to consummate the Minority Holder Closing (or the Second Closing) or any of the transactions contemplated by the Ancillary Documents to be executed and delivered in connection with the Minority Holder Closing.

3.3 Minority Holder Conditions to Minority Holder Closing. The obligations of the Minority Holder to consummate the Minority Holder Closing is subject to the satisfaction or written waiver by the Minority Holder where permissible of the following conditions:

(a) the Second Closing (as defined in the SSPA) shall have occurred simultaneously with the Minority Holder Closing;

(b) all of the representations and warranties of Buyer set forth in this Agreement and in any certificate delivered by or on behalf of Buyer pursuant hereto will be true and correct in all material respects on and as of the Minority Holder Closing Date as if made on the Minority Holder Closing Date (other than those that expressly address matters only as of particular date, in which case as of such date);

(c) Buyer has performed and complied with, in all material respects, its covenants and agreements hereunder that are required to be performed or complied with on or prior to the Minority Holder Closing Date; and

(d) Buyer shall have delivered or caused to be delivered to the Minority Holder:

(i) the Cash Payment;

(ii) evidence that the Minority Holder Buyer Shares have been issued to the Minority Holder;

(iii) a certificate, dated as of the Minority Holder Closing Date, signed by an executive officer of Buyer, certifying that each of the conditions specified in Sections 3.3(b) and 3.3(c) has been satisfied; and

(iv) such other documents and instruments as may be required to be delivered by Buyer to the Minority Holder at or prior to the Minority Holder Closing by any other provision of this Agreement.

ARTICLE IV.
TERMINATION; CANCELLATION

4.1 Termination.

(a) In the event that the SSPA is validly terminated in accordance with the terms thereof prior to the Initial Closing for any reason, this Agreement shall automatically terminate and be of no further force or effect.

(b) In addition, this Agreement may be terminated, and the transactions contemplated may be abandoned, at any time prior to the Initial Closing by Buyer by providing written notice thereof to the Minority Holder if (i) there has been a breach by the Minority Holder of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Minority Holder shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 3.2(b) or 3.2(c) to be satisfied (treating the Initial Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to the Minority Holder by Buyer or (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 4.1(b) if at such time Buyer is in material uncured breach of this Agreement.

(c) In the event of any termination of this Agreement pursuant to this Section 4.1, the obligations of the parties hereunder with respect to the Minority Holder Closing shall forthwith become null and void, and there shall be no liability on the part of any party or any of their respective Representatives, and all rights and obligations of each party with respect to the Minority Holder Closing shall cease. Notwithstanding anything to the contrary, no termination of this Agreement shall affect (i) the provisions of, or any obligations of the parties under, Section 7.3 or ARTICLE I or ARTICLE VIII hereof, or this Section 4.1, which Sections and Articles shall survive any termination of this Agreement or (ii) any Liability of a party for a willful breach or violation of this Agreement or any Fraud Claim against such party, in either case, prior to such termination.

4.2 Cancellation of Minority Holder Closing.

(a) Notwithstanding anything to the contrary herein, if the exercise of the Second Closing Purchase Option is cancelled by Buyer in accordance with Section 4.5 of the SSPA prior to the Minority Holder Closing, then the exercise of the Second Closing Purchase Option with respect to the Minority Holder shall also automatically be cancelled.

(b) Additionally, the exercise of the Second Closing Purchase Option with respect to the Minority Holder may be cancelled at any time prior to the Minority Holder Closing by Buyer by providing written notice thereof to the Minority Holder if (i) there has been a breach by the Minority Holder of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Minority Holder shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 3.2(b) or 3.2(c) to be satisfied (treating the Minority Holder Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) [**] after written notice of such breach or inaccuracy is provided to the Minority Holder by Buyer or (B) the Second Closing Outside Date; provided, that Buyer shall not have the right to cancel the exercise of the Second Closing Purchase Option pursuant to this Section 4.2(b) if at such time Buyer is in material uncured breach of this Agreement.

(c) In the event that the exercise of the Second Closing Purchase Option is cancelled in accordance with this Section 4.2, the obligations of the parties to consummate the Minority Holder Closing as a result of the exercise of such Second Closing Purchase Option shall become null and void; provided, that such cancellation will not relieve a party for a willful breach or violation of this Agreement or for any Fraud Claim against such party, in either case, prior to such cancellation. If the exercise of the Second Closing Purchase Option is cancelled in accordance with this Section 4.2, Buyer will retain the right under the SSPA and this Agreement to exercise the Second Closing Purchase Option, at its sole election, at any time following [**], but not later than [**], after such cancellation.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE MINORITY HOLDER

The Minority Holder represents and warrants to Buyer as of the date hereof and as of the Minority Holder Closing as follows:

5.1 Organization; Authority; Binding Agreement. If the Minority Holder is an entity, the Minority Holder has been duly formed or organized, is validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Minority Holder has the full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been, and each Ancillary Document to which the Minority Holder is or is required to be a party shall be when delivered, duly executed and delivered by the Minority Holder and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Minority Holder, enforceable against the Minority Holder in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

5.2 Title to Shares. The Minority Holder owns good, valid and marketable title to its portion of the Purchased Shares as set forth next to its name on Exhibit A hereto, free and clear of any and all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents and the rights of Buyer under this Agreement). Upon delivery of the Minority Holder Shares to Buyer at the Minority Holder Closing in accordance with this Agreement, the entire legal and beneficial interest in the Minority Holder Shares and good, valid and marketable title to the Minority Holder Shares, free and clear of all Liens (other than those imposed by applicable securities Laws, the Company’s Governing Documents or those incurred by Buyer), will pass to the Buyer.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Minority Holder is required to be obtained or made in connection with the execution, delivery or performance by the Minority Holder of this Agreement or any Ancillary Document to which the Minority Holder is a party or otherwise bound or the consummation by the Minority Holder of the transactions contemplated hereby or thereby.

5.4 No Violations. Neither the execution, delivery and performance of this Agreement or any Ancillary Documents by the Minority Holder, nor the consummation of the transactions contemplated hereby or thereby, will (a) if, the Minority Holder is an entity, violate or conflict with, any provision of its Governing Documents, (b) violate or conflict with any Law or Order to which the Minority Holder or its assets or the Minority Holder Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Minority Holder to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which the Minority Holder is a party or by which the Minority Holder, its assets or the Minority Holder Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any of the Minority Holder Shares or (e) require any Consent of or with, any Person (other than any Governmental Authority).

5.5 Investment Intent. At the Minority Holder Closing, the Minority Holder is acquiring the Minority Holder Buyer Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. The Minority Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Minority Holder understands that, the Minority Holder Buyer Shares will not be registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6 No Brokers. Neither the Minority Holder, nor any of its Representatives on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.7 No Inducements. The Minority Holder hereby acknowledges that none of the Company, Buyer or Parent nor any other Person has made, and the Minority Holder is not relying upon, any oral or written representation, inducement, promise or agreement to the Minority Holder in connection with the consummation of the transactions contemplated by this Agreement, other than as expressly set forth in this Agreement.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Minority Holder as of the date hereof and as of the Minority Closing as follows:

6.1 Organization and Qualification. Buyer has been duly formed or organized, is validly existing and in good standing under the Laws of the State of California and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2 Authorization; Binding Agreement. Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. Buyer has duly authorized by all necessary action on the part of Buyer the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

6.3 No Violations. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of Buyer’s Governing Documents, (b) any Law or Order to which Buyer or its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

6.4 Title to Minority Holder Buyer Shares. The Minority Holder Buyer Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights created under Buyer’s Governing Documents or under the laws of the State of California. Upon the issuance of the Minority Holder Buyer Shares to the Minority Holder at the Minority Holder Closing, the Minority Holder will own good, valid and marketable title to the Minority Holder Buyer Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws, Buyer’s Governing Documents or those incurred by the Minority Holder). Assuming the accuracy of the representations and warranties of the Minority Holder in Section 5.5, the representations and warranties of Parent in Section 6.22 of the SSPA, and similar representations and warranties made by the other Minority Holders in the other Minority Holder Purchase Agreements, the offer, sale and issuance of the Minority Holder Buyer Shares are exempt from the registration requirements of the Securities Act and have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities or “blue sky” Laws.

6.5 Governmental Approvals. No Consent of or with any Governmental Authority is required on the part of Buyer in connection with the consummation of the transactions contemplated by this Agreement, other than (i) such filings as may be required in any jurisdiction where Buyer is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement or the SSPA, (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (iv) where the failure to obtain or make such Consents would not reasonably be expected to have a Buyer Material Adverse Effect.

6.6 Investment Intent. Buyer is acquiring the Minority Holder Shares at the Minority Holder Closing for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer understands that the Minority Holder Shares have not been registered under the Securities Act, and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

6.7 No Brokers. Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

6.8 No Other Representations and Warranties. Except for the representations and warranties contained in or this ARTICLE VI, Buyer makes no express or implied representations or warranties, and hereby disclaims any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE VII.
ADDITIONAL AGREEMENTS

7.1 Prohibition on Transfer. The Minority Holder hereby covenants and agrees that during the period from the date of this Agreement and continuing until the earlier of the (x) the Minority Holder Closing or (y) the termination of this Agreement in accordance with Section 4.1 (the “Minority Holder Interim Period”), unless Buyer shall otherwise consent in writing in its sole discretion, except as expressly contemplated by this Agreement, the Minority Holder shall not directly or indirectly sell, assign, convey, dispose of or otherwise transfer any equity interests of the Company that it owns or any interests therein (including through any hedging or derivative securities or contracts), or otherwise subject such equity interests to any Lien (other than those imposed by applicable securities Laws or the Company’s Governing Documents). Any purported sale, assignment, transfer, pledge, hypothecation or other Lien in violation of this Section 7.1 shall be null and void ab initio and of no force or effect.

7.2 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, and subject to the sole discretion of Buyer to exercise the Second Closing Purchase Option, each party shall use its commercially reasonable efforts, and shall cooperate fully with the other party, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. Subject to the exercise of the Second Closing Purchase Option, each party shall cooperate with the other party and use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third Person and/ or any Governmental Authority.

7.3 Public Announcements; No Insider Trading.

(a) The Minority Holder will, and will cause its Representatives to, keep the terms and conditions of this Agreement, the SSPA and the Ancillary Documents in strict confidence, and will not disclose this Agreement, the SSPA or the Ancillary Documents, the terms and conditions hereof or thereof or the transactions contemplated hereby or thereby, or make or issue any public release or announcement concerning the foregoing, without the prior written consent of Buyer, except (i) as such disclosure, release or announcement may be required by applicable Law or the rules or regulations of the SEC or any applicable securities exchange, in which case the Minority Holder shall use commercially reasonable efforts to allow Buyer reasonable time to comment on any such disclosure, and arrange for any required filing with respect to, such disclosure, release or announcement in advance of such issuance, and (ii) the Minority Holder may disclose the foregoing to its Representatives that reasonably need to know such information in connection with assisting the Minority Holder with enforcing its rights and carrying out its obligations under this Agreement and the Ancillary Documents, are advised of the confidential nature of such information and are subject to an obligation of confidentiality with respect to such information.

(b) The Minority Holder acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of its Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Minority Holder hereby agrees that, while it is in possession of such material nonpublic information regarding Buyer, it shall not purchase or sell any securities of Buyer (other than its acquisition of the Minority Holder Buyer Shares in accordance with the terms of this Agreement), communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.4 Release. Effective as of the Minority Holder Closing, the Minority Holder hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which the Minority Holder then has, has ever had or may thereafter have against the Company arising on or prior to the Minority Holder Closing Date or on account of or arising out of any matter occurring on or prior to the Minority Holder Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Minority Holder Closing Date. From and after the Minority Holder Closing Date, the Minority Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims the Minority Holder may have against any party pursuant to the terms and conditions of this Agreement. The Minority Holder hereby acknowledges and agrees that the Company is an intended third party beneficiary of this Section 7.4 and may enforce the terms hereof as it if were a direct party hereto.

7.5 Market Standoff Agreement. During the Minority Holder Interim Period, the Minority Holder shall not, directly or indirectly, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Buyer without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned).

7.6 Company Board of Directors. The Minority Holder shall take all necessary action, including voting its equity interests of the Company accordingly, so that at all times from the Initial Closing through the Minority Holder Closing, the Company’s board of directors shall consist of three (3) directors, and effective as of: (a) the Initial Closing, at least one director shall be an individual designated by Buyer at or prior to the Initial Closing; and (b) the Minority Holder Closing, all of the directors shall be individuals designated by Buyer at or prior to the Minority Holder Closing.

ARTICLE VIII.
MISCELLANEOUS

8.1 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the parties pursuant to this Agreement shall survive for a period of twelve (12) months after the Minority Holder Closing. All covenants, obligations and agreements of the parties contained in this Agreement (including all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), shall survive the Minority Holder Closing and continue until fully performed in accordance with their terms.

8.2 Fees and Expenses; Counsel. Each party will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker’s or finder’s fees.

8.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 8.3) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to Buyer, to:		with a copy (which will not constitute notice) to:

OncoCyte Corporation		Ellenoff Grossman & Schole LLP
1010 Atlantic Avenue, Suite 102		1345 Avenue of the Americas,
Alameda, California 94501		New York, NY 10105
Attn: Albert P. Parker, COO	Attn:	Matthew A. Gray, Esq.;
Telephone No: [**]		Robert Charron, Esq.
Email: [**]		Facsimile: [**]
Email: [**]

If to the Minority Holder, to the address of the Minority Holder set forth on Exhibit B hereto.

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

8.4 Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

8.5 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party, and any attempted assignment in violation of this Section 8.4 will be null and void ab initio; provided, however, that upon or after the Minority Holder Closing, Buyer may assign its rights and obligations hereunder: (i) to any Affiliate of Buyer (provided, that Buyer shall remain primarily responsible for its obligations hereunder); (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer hereunder; or (iii) as security to any Person providing debt financing to Buyer or its Affiliates for any of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party.

8.6 No Third Party Beneficiaries. Except with respect to the rights of the Company under Section 7.4, this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

8.7 Amendments: Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each party. Notwithstanding anything to the contrary contained herein: (a) the failure of any party at any time to require performance by any other party of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

8.8 Entire Agreement; Conflicts with SSPA. This Agreement (including the exhibits hereto, which are incorporated herein by reference and deemed part of this Agreement) and, to the extent incorporated herein, the SSPA, constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof. Any description of the SSPA or the terms thereof included in this Agreement (i) is provided for convenience of reference only, (ii) is subject to and qualified by the detailed provisions in the SSPA, and (iii) shall not alter, amend or modify in any manner any term or provision of the SSPA.

8.9 Remedies. Except as specifically set forth in this Agreement, any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such party may have been granted at any time under any other contract or agreement and all of the rights which such party may have under any applicable Law. Except as specifically set forth in this Agreement, any such party will be entitled to (a) seek to enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable Law. The exercise of any remedy by a party will not preclude the exercise of any other remedy by such party.

8.10 Arbitration. Any and all disputes, controversies and claims arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 8.10. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within twenty (20) days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of California, and the language of the arbitration shall be English.

8.11 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to its choice of law principles). Each of the parties (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located in the State of California (and any appellate courts thereof), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 8.3 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 8.11, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action. The parties hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements.

8.12 Interpretation. The headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP; (iv) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or”; (viii) reference to “dollars” or “$” shall mean U.S. Dollars; (ix) reference to any statute includes any rules and regulations promulgated thereunder; (x) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (xi) all references in this Agreement to the words “Section” and “Exhibit” are intended to refer to Sections and Exhibits to this Agreement.

8.13 Mutual Drafting. The parties acknowledge and agree that: (a) this Agreement is the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, exhibits attached hereto) and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement and (d) neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation thereof.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have caused this Minority Holder Purchase Agreement to be executed and delivered as of the date first written above.

Buyer:

ONCOCYTE CORPORATION

By:
Name:	Ron A. Andrews
Title:	President and Chief Executive Officer

[Signature Page to Minority Holder Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Minority Holder Purchase Agreement to be executed and delivered as of the date first written above.

The Minority Holder:

Print Name:

[Signature Page to Minority Holder Purchase Agreement]

Exhibit A
Company Equity Ownership

Company Holder	Shares of Common Stock	Company Options	Fully Diluted Shares	Fully-Diluted Ownership Percentage*
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
TOTAL	4,554,545	100,000	4,654,545	100.0%

* Prior to giving effect to the Redemption or the Subscription

Exhibit B

Minority Holder Information

Name of Minority Stockholder:______________________________________________________________________

Address of Minority Stockholder for Notice: ___________________________________________________________

 ______________________________________________________________________________________________

______________________________________________________________________________________________

______________________________________________________________________________________________

Email: _________________________________________________________________________________________

Telephone:_____________________________________________________________________________________

Wire Transfer Instructions:

Bank Name:       _________________________________________________

Account Name: _________________________________________________

Account No.    __________________________________________________

ABA No.:        __________________________________________________

Beneficiary’s
Name:              ___________________________________________________

Bank Address: __________________________________________________